Exhibit 3i.1

                            ARTICLES OF INCORPORATION

                                       Of
                           SILVER MOUNTAIN MINING CO.


KNOW ALL MEN BY THESE PRESENTS:

     That we, the undersigned, each being of full age and two-thirds of whom are citizens of the United States, have associated ourselves together for the purpose of forming a corporation under the laws of the State of Washington, and in pursuance thereof, do hereby sign and acknowledge the following Articles of Incorporation in triplicate originals and do state as follows:

                                   ARTICLE I

     That the name of this corporation shall be:

                          "SILVER MOUNTAIN MINING CO."

                                   ARTICLE II

     That the objects for which this corporation is formed are:

     1. To carry on the business of mining, milling, concentrating, converting, smelting, treating, preparing for market, manufacturing, buying, selling, exchanging, and otherwise producing and dealing in gold, silver, copper, lead, zinc, brass, iron, steel, and all kinds of ores, metals and minerals, and the products and by-products thereof of every kind and description, and by whatever process the same can be, or may hereafter be produced, and generally and without limit as to amount, own, buy, sell, exchange, lease, acquire and deal in mines, minerals, mineral rights and claims, and to conduct all business pertaining thereto; to purchase, lease or otherwise acquire, mining rights, timber rights, water rights, mines, buildings, dwellings, plants, machinery, tools and other properties whatsoever which this corporation may from time to time find to be of advantage; to mine and market any mineral or other products that may be found in or on such lands, and to explore, work, exercise, develop or turn to account the same.

     2. Generally, to purchase, own lease, hire, or otherwise acquire, hold, maintain, operate and deal in any real, mixed and/or personal property, whatever situated, and any rights and privileges which the company may think necessary or convenient for the purposes of its business, and to sell or otherwise dispose of and turn to account all or any part of the same.

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     3.   To borrow or raise money for any purpose of the company, and to secure the repayment of money and the interest thereon in such manner and on such terms as the directors or trustees may deem expedient, and in particular, by mortgage and/or by the issue of bonds, debentures and debenture stock charged upon the whole or any part of the undertaking, property and assets of the company present or after acquired, including its uncalled capital.

     4. To do all acts and things which may be necessary or desirable in connection with or to procure for the company legal recognition, domicile, and status in any colony, state, or territory in which any of its property, estate, effects, or rights may be situated, or in which the company may desire to carry on business, and to appoint local boards or committees, attorneys, or agents, which such powers as the directors of the company may determine, to represent the company in any such colony, state, or territory.

     5. To engage in any and all kindred occupations usual or germane to the business hereinbefore expressed, and to exercise every power and authority granted or conferred by the general incorporation laws of the State of Washington, or under any special laws of said state applying to corporations of this character and to do and perform any and all things necessary, proper or convenient for the carrying out or accomplishment of the objects and purposes herein specified.

                                  ARTICLE III

     That this corporation shall continue perpetually.

                                   ARTICLE IV

     That the names and Post Office addresses of each of the incorporators and the number of shares subscribed by each are as follows, to-wit:

                                POST OFFICE ADDRESS                    STOCK
     NAME:                      Seattle, Washington:               SUBSCRIPTION:
     -----                      --------------------               -------------
     Edward Rowan               1550 West 56th Street                   100
     Robert C. Mulligan         1515 Terry Avenue                       100
     Archie E. Williams         103 Newell Street                       100

                                   ARTICLE VI

     That the amount of capital stock of this corporation shall be Three Hundred Thousand Dollars ($300,000.00) divided into three million ($3,000,000) shares of Common stock of the par value of Ten Cents (10 cents) each.

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                                   ARTICLE VII

     The amount of paid-in capital with which this corporation shall begin business is Five Hundred Dollars ($500.00).

                                  ARTICLE VIII

     That the number of directors of this corporation shall be not less than three nor more than seven; that the number, qualifications, terms of office, manner of election, time and place of meeting and the powers and duties of the directors shall be such as are prescribed by the by-laws of this corporation; that the names and Post Office addresses of the directors who shall manage the affairs of the corporation for a period of one year after its incorporation, a majority of whom are citizens of the United States, are as follows:

     NAMES:                                 POST OFFICE ADDRESSES, Seattle, Wn.
     ------                                 -----------------------------------
     Edward Rowan                           1550 West 56th Street
     Robert C. Mulligan                     1515 Terry Avenue
     Archie E. Williams                     103 Newell Street

                                   ARTICLE IX

     That authority to make by-laws for this corporation is hereby expressly vested in the Board of Directors of this corporation, subject to the power of shareholders to change or repeal such by-laws.

                                    ARTICLE X

     That the Board of Directors may delegate any power not expressly required by law to be exercised by the whole board to an executive committee composed of members of such board and with such powers and duties as are provided in the by-laws.

     IN WITNESS WHEREOF, we the incorporators hereinbefore mentioned, have hereunto set our hands and seals to these presents, in triplicate, this 10th day of November, 1947.

                          Edward Rowau Signature
                          Robert C. Mulligan Signature
                          Archie E. Williams Signature


STATE OF WASHINGTON       )
                          ) ss.
COUNTY OF KING            )

     THIS IS TO CERTIFY that on the 10th day of November, 1947, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally came EDWARD ROWAN, ROBERT C. MULLIGAN and ARCHIE E. WILLIAMS, to me known to be the persons described in and who executed the foregoing Articles of Incorporation of the SILVER MOUNTAIN MINING CO., and each for himself and not for the other, acknowledged to me that he signed the same freely and voluntarily for the uses and purposes therein mentioned.

     WITNESS my hand and official seal, the day and year in this certificate first above written.

                         -------------------------------------
                         Notary Public in and for the State of
                         Washington, residing at Seattle

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